Exhibit 99

                SRS Labs Announces 2003 Fiscal Year End Results

         Company Reports a 4% Increase in Top Line Revenue Over 2002

                        and $0.03 Diluted EPS for 2003


    SANTA ANA, Calif., March 25 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions, today reported operating results for the fourth quarter and fiscal year ended December 31, 2003.

    For the year ended December 31, 2003, the company reported revenue of $19.8 million and net income of $458,719 or $0.03 per diluted share, as compared to year end 2002 revenue of $19.0 million and a net income of $806,352, or $0.06 per diluted share. For the year, SRS Labs increased licensing and semiconductor revenue by nine and seven percent, respectively, over 2002. For the fourth quarter ended December 31, 2003, SRS Labs reported total revenue of $5.9 million and a net income of $331,240 or $0.02 per diluted share, as compared to fourth quarter 2002 revenue of $6.0 million and a net income of $696,755, or $0.04 per diluted share.

    The company's balance sheet remained strong at year end, with no external debt and cash, cash equivalents and long-term investments of $23.3 million compared to $22.4 million as of December 31, 2002, an increase of $934,199. The company also generated net cash from operations of $807,886.

    Chief financial officer of SRS Labs Janet Biski said, "For the year, we increased our consolidated top line revenue by four percent and improved our consolidated gross margin to 80 percent, compared to 75 percent in 2002. We made investments to promote and expand our licensing business, which resulted in an increase in total operating expenses of $1.1 million. Increased operating expenses were primarily due to co-marketing programs and other activities to promote the SRS brand, the relocation of our Valence operations to increase efficiency, additional R&D headcount to address customer service and support requirements, as well as increases in G&A expenses associated with being a public company. Despite this increase in operating expenses, we improved operating income 76 percent from $542,852 in 2002 to $953,474 in 2003."

    Thomas C.K. Yuen, chairman and CEO of SRS Labs said: "Due in part to external factors such as SARS and economic uncertainty, as well as the loss of a significant DVD player customer in the second half of the year, we grew only modestly in 2003. We attribute our ability to achieve growth in this environment to our ongoing diversification strategies for both the licensing and semiconductor sides of our business. For licensing, the majority of revenue was derived from our core home theater market. We are pleased that we increased mobile phone revenue from two percent in 2002 to six percent in 2003 and we increased revenue from portable audio and wireless devices from just over one percent last year to five percent this year. Over the last 12 months we have also positioned the company to make further advances in the PC and automotive markets. On the semiconductor side of the business, ASP revenue grew to 24 percent of total semiconductor revenue, compared to 14 percent last year. This increase is particularly gratifying because one of our goals was to increase Valence's ASP revenue by expanding the product line to include chips that embed SRS audio technologies."

    New relationships in key markets announced in 2003 include:

     *  Home Theater/TVs -- Samsung, LG, Zenith, BenQ, and Sampo;
     * Mobile phones -- NEC, Samsung and Sharp; platform partnerships with Texas Instruments ARM, Intel xScale and PacketVideo;
     * Portable audio devices -- Samsung, Olympus and iBead; and platform partnerships with Motorola Coldfire, Telechips and Sigmatel; and
     * Computer Multimedia/PC -- Sony VAIO desktops and Toshiba Satellite notebooks.


    Yuen stated, "Looking ahead, we continue to see significant growth opportunities for both sides of our business. For our ValenceTech semiconductor group, our growth strategy is to increase sales of our standard ASP chips in the significant China TV, PC, and mobile phone markets. To pursue these opportunities, we added R& D personnel and recently appointed Philip Wong as interim president of ValenceTech. We also relocated Valence's sales and marketing and administrative offices into combined facilities with the research and development team, which should improve efficiency. We continued to work proactively with our fabrication partners to address foundry capacity issues that are a concern within the industry."

    "In the licensing business, we see increasing opportunities in flat panel monitors, mobile phones, PCs and portable audio devices, and have increased promotional activities to capture these new opportunities. In addition, with our broad IP coverage and expanded R&D department, we are developing new technology solutions geared toward the needs of next generation consumer electronics products. As part of our ongoing platform partner strategy, we are porting our technologies to the latest platforms for the wireless and portable markets, and actively participating in industry conferences to support our IC partners and drive licensing revenue."

    Yuen concluded "We will continue to make investments in sales, marketing and R&D because we believe that such investments will enable us to scale our business faster and more effectively yield long term growth."


    Investors will have the opportunity to listen to the company's live conference call today at 1:00 pm Pacific time (4:00 pm Eastern time) through the investor section of SRS Labs' website www.srslabs.com or through the following link: http://www.firstcallevents.com/service/ajwz401974003gf12.html.
Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software. For those who are unable to listen to the live web cast, an online replay will be available shortly after the call. To listen to the conference call live via telephone, dial (866) 246-6870 and ask for the "SRS Labs 2003 Year End Conference Call," and provide the pass code 4052093. To access the telephone replay, dial (888) 211-2648 and enter the same pass code. The telephone replay will be available until March 26 at 12:00 a.m. PST.


    About SRS Labs, Inc.

    SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs' technologies. SRS Labs' wholly owned subsidiary, ValenceTech, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.


    Except for historical information contained in this release, statements in this release, including those of Ms. Biski and Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.


    For further information, please contact: investor, Tami Yanito, ext. 3093, tami@srslabs.com, or media, Jennifer Drescher, ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc., +1-949-442-1070.



                         (Financial Tables to Follow)



                                SRS LABS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                      Fiscal Year Ended Dec 31,  Fourth Quarter Ended Dec 31,
                           2003          2002          2003         2002
    Revenue:
      Semiconductor    $10,490,935   $9,779,712   $3,427,927   $2,997,585
      Licensing          8,822,357    8,097,394    2,381,060    2,857,277
    Other                  500,489    1,124,687      122,180      151,578

    Total revenues      19,813,781   19,001,793    5,931,167    6,006,440
    Cost of sales        4,056,079    4,754,245    1,243,510    1,340,795

    Gross margin        15,757,702   14,247,548    4,687,657    4,665,645
    Operating expenses
      Sales and
       marketing         5,487,159    4,625,833    1,647,004    1,436,855
      Research and
       development       4,263,682    4,189,379    1,180,244    1,293,943
      General and
       administrative    5,053,387    4,889,484    1,384,814    1,503,747

    Total operating
     expenses           14,804,228   13,704,696    4,212,062    4,234,545
    Income from
     operations            953,474      542,852      475,595      431,100
    Other income, net      538,278      774,125      123,622      162,243
    Minority interest        5,430       77,708           --       18,500

    Income before
     income tax
     expense             1,497,182    1,394,685      599,217      611,843
    Income tax
     expense (benefit)   1,038,463      588,333      267,977      (84,912)

    Net income            $458,719     $806,352     $331,240     $696,755


    Net income per
     common share:
      Basic                  $0.04        $0.06        $0.02        $0.06


      Diluted                $0.03        $0.06        $0.02        $0.04


    Weighted average
     shares used in
     the calculation
     of Net income
     per common share:
      Basic             13,033,002   12,648,373   13,258,744   12,616,680


      Diluted           14,420,810   12,862,199   16,123,600   12,731,497


                                SRS LABS, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                 December 31,   December 31,
                                                     2003           2002

                           ASSETS
    Current Assets
      Cash and cash equivalents                  $12,795,620    $15,720,860
      Accounts receivable, net of allowance
       for doubtful accounts of $87,628
       in 2003 and $49,049 in 2002                 1,230,423      1,074,421
      Inventories, net of reserve of $867,923
       in 2003 and $857,986 in 2002                  753,020        807,382
      Prepaid expenses and other current assets,
       including other receivables of $4,033
       in 2003 and $24,346 in 2002                 1,073,696        462,442
      Deferred income taxes                           23,406         36,147

      Total Current Assets                        15,876,165     18,101,252
      Investments available for sale              10,490,210      6,630,771
      Furniture, fixtures and equipment, net       1,661,980      1,935,424
      Intangible assets, net                       2,736,810      1,957,359
      Goodwill                                       533,031        533,031
      Deferred income taxes                          193,134        149,498

      Total Assets                               $31,491,330    $29,307,335
            LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities
      Accounts payable                            $1,503,851     $1,011,032
      Accrued liabilities                          1,606,069      2,347,702
      Income taxes payable                           430,949        341,172

      Total Current Liabilities                    3,540,869      3,699,906
    Minority interest                                     --        325,371
    Commitments and contingencies
    Stockholders' Equity
    Preferred stock -- $0.001 par value;
     2,000,000 shares authorized;
     no shares issued and outstanding                     --             --
    Common stock -- $0.001 par value;
     56,000,000 shares authorized;
     13,682,282 and 12,876,314 shares issued;
     13,456,982 and 12,651,014 outstanding
     for 2003 and 2002, respectively                  13,683         12,877
      Additional paid-in capital                  58,423,249     55,966,589
      Accumulated other comprehensive loss          (336,346)       (88,564)
      Accumulated deficit                        (29,431,524)   (29,890,243)
      Treasury stock at cost 225,300
       shares at December 31, 2003 and 2002,
       respectively                                 (718,601)      (718,601)

    Total Stockholders' Equity                    27,950,461     25,282,058

    Total Liabilities And Stockholders' Equity   $31,491,330    $29,307,335



SOURCE  SRS Labs, Inc.
    -0-                             03/25/2004
    /CONTACT: investor, Tami Yanito, ext. 3093, tami@srslabs.com, or media, Jennifer Drescher, ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc., +1-949-442-1070/
    /Web site:  http://www.srslabs.com /
    (SRSL)

CO:  SRS Labs, Inc.
ST:  California
IN:  CPR MLM PEL STW SEM
SU:  ERN CCA